
                                           Jurisdiction of
Name                                        Incorporation
----                                       ---------------
Burke Flooring Products, Inc.                California

Burke Rubber Company, Inc.                   California

Burke Custom Processing, Inc.                California

Burkeline Construction Company, Inc.         California
